FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE. See            | Expires:     January 31, 2005 |
    INSTRUCTION 1(B).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   SANSONE            RICHARD
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                     (Street)

   Stamford, CT              06901
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   (City)    (State)         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

   MOORE CORPORATION LIMITED    (MCL)

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year

   10/21/02

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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner

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   [X] Officer (give title below)       [ ] Other (specify title below)

   Vice President and Controller
   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                        5. Amount of     6. Owner-
                                                                                           Securities       ship
                       2. Trans- 2A. Deemed     3. Trans-     4. Securities Acquired (A)   Beneficially     Form:
                          action     Execution     action        or Disposed of (D)        Owned            Direct    7. Nature of
                          Date       Date,         Code          (Instr. 3, 4 and 5)       Following        (D) or       Indirect
1. Title of Security      (Month/    if any        (Instr. 8)    -----------------------   Reported         Indirect     Beneficial
   (Instr. 3)             Day/       (Month/Day/   ----------    Amount (A) or  Price      Transaction(s)   (I)          Ownership
                          Year)      Year)         Code    V            (D)                (Instr. 3 and 4) (Instr. 4)   (Instr. 4)
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
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (9-02)

        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
        REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.     3A.        4.        5.             6.                7.          8.        9.       10.       11.
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                                                                                                       Number     Owner-
                                                                                                       of         ship
                                                                                Title and              deriv-     Form of Na-
                                               Number of    Date Exer-          Amount of              ative      Deriv-  ture
                                               Derivative   cisable and         Underlying             Securi-    ative   of
                               Deemed          Securities   Expiration          Securities     Price   ties Bene- Securi- Indi-
            Conver-            Execu-  Trans-  Acquired (A) Date (Month/        (Instr. 3      of      ficially   ty Dir- rect
            sion or   Trans-   tion    action  or Disposed  Day/Year)           and 4)         Deriv-  Owned      ect (D) Bene-
            Exercise  action   Date,   Code    of (D)       ------------------- -------------- ative   Following  or In-  ficial
Title of    Price of  Date     if any  (Instr. (Instr. 3,                              Amount  Secur-  Reported   direct  Owner-
Derivative  Deriv-    (Month/  (Month/ 8)      4 and 5)                 Expir-         or Num- ity     Trans-     (I)     ship
Security    ative     Day/     Day/    ------- ----------   Date        ation          ber of  (Instr. action(s)  (Instr. (Instr.
(Instr. 3)  Security  Year)    Year)   Code V  (A)   (D)    Exercisable Date     Title Shares  5)      (Instr. 4) 4)      4)
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
Employee    CDN$14.855 10/17/02         A      35,000       25% 10/17/03 10/17/12 Common 35,000 CDN$14.855 37,000     D     N/A
Stock                                                       25% 10/17/04
Option                                                      25% 10/17/05
(right to                                                   25% 10/17/06
buy)
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

Explanation of Responses:



                      /s/ Richard T. Sansone                 October 21, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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